Exhibit 99.1

FOR IMMEDIATE RELEASE
October 5, 2021
Jefferies Group LLC Announces Pricing of $1.0 Billion 2.625% Senior Notes Due 2031
New York, New York — Jefferies Group LLC (the “Company”) today announced the pricing of its public offering of $1.0 billion aggregate principal amount of 2.625% Senior Notes due 2031 (the “Notes”) with an effective yield of 2.731%, maturing October 15, 2031. The offering is expected to settle on October 8, 2021, subject to the satisfaction of customary closing conditions. Jefferies Group Capital Finance Inc., a wholly-owned subsidiary of Jefferies Group LLC, is co-issuer of the Notes.
The Company intends to use the net proceeds of the offering to pay the cost to redeem 100% of the outstanding aggregate principal amount of the Company’s 5.125% Senior Notes, due January 20, 2023 and for general corporate purposes, which may include the further development and diversification of its businesses.
Jefferies LLC served as lead book-runner for the offering of the Notes, SMBC Nikko Securities America, Inc. served as joint book-runner and Academy Securities, Inc., BofA Securities, Inc., BNY Mellon Capital Markets, LLC, Citigroup Global Markets Inc., HSBC Securities (USA) Inc., Natixis Securities Americas LLC, PNC Capital Markets LLC and U.S. Bancorp Investments, Inc. served as co-managers.
The offering of the Notes is being made pursuant to an effective shelf registration statement, prospectus and related prospectus supplement. Copies of the prospectus supplement and the base prospectus, when available, may be obtained by contacting Ryan Coughlin toll-free (212) 284-2368, or by email at rcoughlin@jefferies.com. Investors may also obtain these documents for free by visiting EDGAR on the Securities and Exchange Commission’s (“SEC”) website at www.sec.gov.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.
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This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements about our future and statements that are not historical facts. These forward-looking statements are usually preceded by the words "should," "expect," "intend," "may," "will," or similar expressions. Forward-looking statements may contain expectations regarding revenues, earnings, operations, and other results, and may include statements of future performance, plans, and objectives. Forward-looking statements also include statements pertaining to our strategies for future development of its businesses and products. Forward-looking statements represent only our belief regarding future events, many of which by their nature are inherently uncertain. It is possible that the actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements. Information regarding important factors, including Risk Factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained in reports we file with the SEC. You should read and interpret any forward-looking statement together with reports we file with the SEC.
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For further information, please contact:
Jonathan Freedman
Head of Marketing and Communications
Jefferies Group LLC
Tel. (212) 778-8913